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 FORM 4
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[ ] Check this box if no longer                                                                         --------------------------
    subject to Section 16. Form 4                                                                            OMB APPROVAL
    or Form 5 obligations may                                                                           --------------------------
    continue. See Instruction 1(b).                                                                     OMB Number: 3235-0287
                                                                                                        Expires:  September 30, 1998
                                                                                                        Estimated average burden
                                                                                                        hours per respsonse....0.5
                                                                                                        --------------------------

                                   U.S. SECURITIES AND EXCHANGE COMMISSION
                                             WASHINGTON, DC 20549

                                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                       Section 17(a) of the Public Utility Holding Company Act of 1935 or
                              Section 30(f) of the Investment Company Act of 1940

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 1. Name and Address of Reporting Person*  2. Issuer Name and Ticker Trading Symbol            6. Relationship of Reporting
                                                                                                   Person(s) to Issuer
                                              Gasco Energy, Inc. (OTC:BBGASE)                  (Check all applicable)
  Lotito          Carmen            J.                                                           [X] Director     [ ] 10% Owner
-----------------------------------------------------------------------------------------------  [ ] Officer(give [ ] Other (specify
 (Last)           (First)        (Middle)  3. IRS Identification   4. Statement for Month/Year        title below             below)
                                              Number of Reporting
  4610 South Naniloa Drive                    Person, if an entity         May 2002                ------------------------------
------------------------------------------        (voluntary)      ---------------------------- ------------------------------------
               (Street)                                            5. If Amendment, Date        7.Individual or Joint/Group
                                                                      of Original                 Filing (Check Applicable Line)
  Salt Lake City,    UT             84117                             (Month/Year)                [X] Form filed by One Reporting
--------------------------------------------                                                          Person
 (City)            (State)           (Zip)                                                        [ ] Form filed by More than One
                                                                                                      Reporting Person

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                         TABLE 1 -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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 1. Title of Security          2. Trans-   3. Transaction  4. Securities Acquired(A)  5. Amount of       6.Owner-      7. Nature of
    (Instr. 3)                    action      Code            or Disposed of (D)         Securities        ship           Indirect
                                  Date        (Instr.8)       (Instr. 3,4 and 5)         Beneficially      Form:          Beneficial
                                  (Month/  --------------  -------------------------     Owned at End      Direct (D)     Ownership
                                   Day/                     Amount   (A) or   Price      of Month          or Indirect    (Instr.4)
                                   Year)    Code     V               (D)                 (Instr. 3 and 4)  (I) (Instr.4)
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Common Stock                       5/13/02   S             12,500     D        2.00       233,500               D
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Common Stock                       5/16/02   S             20,000     D        2.10       213,500               D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction on 4(b)(v).
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FORM 4 (CONTINUED)               Table II -- Derivative Securities Acquired, Disposed of, or Benficially Owned
                                         (e.g., puts, calls, warrants, options, convertible securities)

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1.Title of    2.Conver-  3.Trans- 4.Tansac-  5.Number of  6.Date Exercis-  7.Title and     8.Price   9.Number   10.Owner-  11.Nature
  Derivative    sion or    action   tion       Derivative   able and         Amount of       of        of Deri-    ship       of In-
  Security      Exercise   Date     Code       Securities   Expiration       Underlying      Deri-     vative      Form of    direct
 (Instr.3)      Price of  (Month/  (Instr.8)   Acquired     Date             Securities      vative    Secur-      Deriva-    Bene-
                Deri-      Day/                (A) or      (Month/Day/      (Intr. 3         Secu-     ities       tive       ficial
                vative     Year)               Disposed     Year)            and 4)          rity      Benefi-     Security:  Owner-
                Security                       of (D)     ----------------- -------------   (Instr.    cially      Direct     ship
                                               (Instr.3,                            Amount   5)        Owned       (D) or    (Instr.
                                                4 and 5)                            or                 at End      Indirect   4)
                                                          Date       Expir-  Title  Number             of          (I)
                                                          Exer-      ation          of                 Month       (Instr.4)
                                   Code   V     (A)  (D)  cisable    Date           Shares            (Instr.4)
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Explanation of Responses:




        /s/ Carmen J. Lotito           (1)  7/12/02
         --------------------------------   --------
          Signature of Reporting Person       Date


(1) Intentional misstatements or omissions of facts constitute Federal Criminal Violations
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)


Note. File three copies of this Form, one of which must be manually signed.
  If space provided is insufficient, see Instruction 6 for procedure.


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